EXHIBIT 10.5
First Amendment to the
Boston Scientific Corporation
Severance Pay and Layoff Notification Plan As Amended and Restated
(Bridge Plan)
Boston Scientific Corporation has established the Boston Scientific Corporation Severance Pay and Layoff Notification Plan ("Plan"), effective as of January 1, 2012. The Plan (which will also be known as the Bridge Plan) applies to eligible Employees who were hired or rehired by the Company prior to January 1, 2012 and receive Notice after December 31, 2011 and before January 1, 2014 (except as provided in Schedule B of the Plan). Pursuant to Section H of the Plan, the Plan is hereby amended as follows:
1. Effective August 1, 2012, Section E.4 of the Plan is amended in its entirety to read as follows:

“4.    Effect of Layoff on Annual Performance Incentive Plan Payment
Generally, Employees are not entitled to a bonus payment under the Company's Annual PIP for a calendar year if they terminate employment with the Company and Affiliates before the payment date for that bonus (which occurs by March 15th of the following year). If you terminate employment due to a Layoff during a calendar year, you are not entitled to any bonus under the Annual PIP for that calendar year, except that if your Termination Date occurs on or after October 1 of a calendar year and you were employed in a PIP Eligible Position for at least 9 months in the calendar year, you will be entitled to a prorated bonus for that calendar year. Notwithstanding the preceding sentence, if you receive Notice of Layoff prior to January 1, 2014, you will be entitled to a prorated bonus for that calendar year if your Termination Date occurs on or after July 1 of that calendar year and you were employed in a PIP Eligible Position for at least 6 months in the calendar year. The prorated bonus will be calculated by multiplying the amount of the bonus you would have received for the calendar year had you remained employed by the Company until the bonus payment date (or, if less, the target bonus) times a fraction, the denominator of which is the number of days in the calendar year, and the numerator of which is the number of days in which you were an Employee in a PIP Eligible Position during the calendar year. The prorated bonus will be paid to you on the same day that bonuses for the calendar year are paid under the Annual PIP to active Employees.”
IN WITNESS WHEREOF, Boston Scientific Corporation has caused this amendment to be executed in its name and on its behalf effective as of the dates set forth herein by an officer or a duly authorized delegate.
BOSTON SCIENTIFIC CORPORATION
By:    ___________________________
Title:    ___________________________
Date:    ___________________________